UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ZYGO CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ZYGO CORPORATION

Laurel Brook Road
Middlefield, Connecticut 06455

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 14, 2012

          The Annual Meeting of Stockholders of ZYGO CORPORATION (the “Company”) will be held at Zygo Corporation, Laurel Brook Drive, Middlefield, Connecticut on November 14, 2012, at 9:00 a.m. local time, for the following purposes:

1.	To elect seven directors for the ensuing year.

2.	To vote on an advisory resolution on executive compensation.

3.	To ratify the appointment of the Company’s independent registered public accounting firm.

4.	To act upon any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.

          Detailed information with respect to these matters is set forth in the accompanying Proxy Statement. In addition, the Proxy Statement, Annual Report and a form of Proxy Card are available on the Internet at www.proxyvote.com.

          Stockholders of record at the close of business on September 20, 2012 are entitled to notice of and to vote at the meeting. This year, we will be using the “Notice and Access” method of providing proxy materials to you via the Internet. On or about October 3, 2012, we will mail to our stockholders a Notice of Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2012 Annual Report and vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials.

By Order of the Board of Directors

JOHN A. TOMICH
Vice President, General Counsel and Secretary

October 3, 2012

YOUR VOTE IS IMPORTANT

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          Please fill in, date, sign, and return your Proxy Card promptly in the enclosed stamped envelope whether or not you plan to be present at the meeting. An admission ticket, which is required for entry into the Annual Meeting, is attached to your Proxy Card. You may still vote in person if you attend the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting. In lieu of mailing your Proxy Card, you may choose to submit a proxy via the Internet or by telephone by following the procedures provided on your Proxy Card.

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ZYGO CORPORATION

Laurel Brook Road
Middlefield, Connecticut 06455

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 14, 2012

Proxy Solicitation

          This Proxy Statement is furnished to the holders of Zygo Corporation Common Stock, par value $.10 per share, in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on November 14, 2012, or at any adjournment or postponement of the meeting (referred to herein as the “Annual Meeting”), pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters that will come before the meeting.

          Proxies for use at the Annual Meeting are being solicited by our Board of Directors, and will be solicited primarily by a “Notice and Access” process through the internet (described below); but, in addition, certain of the Company’s officers, directors, and employees, none of whom will receive additional compensation therefor, may solicit proxies by telephone, electronic mail, personal contact or other means of communication. The Company will bear the cost of all solicitation expenses, including costs of preparing, assembling and mailing proxy material. The “Notice and Access” method of providing proxy materials to stockholders via the Internet permit us to furnish proxy materials to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. On or about October 3, 2012, we will mail to most of our stockholders a Notice of Availability of Proxy Materials containing instructions on how to access our Proxy Statement and the Annual Report to Stockholders for the fiscal year ended June 30, 2012 and vote electronically via the Internet. The Notice of Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials. We will not be mailing this Notice of Availability to stockholders who had previously elected either to receive notices and access the proxy materials and vote completely electronically via the Internet or to receive paper copies of the proxy materials.

Revocability and Voting of Proxy

          Whether or not you plan to attend the meeting, we urge you to vote your shares by completing, signing, dating and mailing your proxy card in the envelope provided, if you have requested and received paper copies of the proxy materials, or vote by proxy over the telephone or the Internet as instructed in the Notice of Availability of Proxy Materials, to ensure your vote is counted. When proxies in the accompanying form are returned properly executed and dated, or the appropriate procedures for submitting a proxy via the Internet or by telephone are followed, the shares represented thereby will be voted at the Annual Meeting. Stockholders may change their vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by sending a written notice of revocation or a duly executed proxy bearing a later date to our Secretary at Zygo Corporation, Laurel Brook Road, Middlefield, Connecticut 06455, or by voting in person at the meeting.

If you voted via the Internet or by telephone you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting a ballot at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary of the Company before the proxy is exercised, or you vote by ballot at the meeting. Shares of our Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified on the proxy card. If no instructions are given, the proxies intend to vote the shares represented thereby “FOR” the election of each of the nominees for director as shown in this Proxy Statement (Proposal No. 1), “FOR” the approval of the compensation paid to Zygo’s named executive officers as disclosed in this Proxy Statement (Proposal No. 2) and “FOR” ratification of the appointment of our independent registered public accounting firm (Proposal No. 3), and in accordance with their best judgment on any other matters which may properly come before the meeting.

Record Date and Voting Rights

          Only stockholders of record at the close of business on September 20, 2012 (the record date for the Annual Meeting) are entitled to notice of and to vote at the Annual Meeting or any and all adjournments or postponements thereof. On September 20, 2012, there were 18,452,832 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting.

Quorum and Vote Required

          A quorum of stockholders is necessary to hold a valid Annual Meeting of Stockholders. In order to have a quorum for the transaction of business at the Annual Meeting, a majority of the shares of Common Stock issued and outstanding and entitled to vote on the record date must be present in person or by proxy at the Annual Meeting. Shares that are voted “for,” “against,” “abstain” or “withhold authority” on a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum. If you do not return your proxy, or otherwise vote, your shares will not be considered present at the meeting.

          The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal is required for Proposal No. 1 – Election of Board of Directors. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal is required for the other proposals in this Proxy Statement.

          The New York Stock Exchange (“NYSE”) has rules that govern banks, brokers and others who have record ownership of company stock held in brokerage accounts for their clients who beneficially own shares. Under these rules, banks, brokers and other such holders who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). The broker’s inability to vote with respect to the non-discretionary matters with respect to which the broker has not received voting instructions from the beneficial owner is referred to as a “broker non-vote.” Broker non-votes are not considered votes for or against a proposal. The items to be voted upon in Proposals 1 and 2 are considered non-discretionary matters, and brokers may not vote their clients’ shares on these matters in the absence of specific instructions on how to vote.

PROPOSAL NO. 1

ELECTION OF BOARD OF DIRECTORS

          Seven directors (constituting the entire Board of Directors) are to be elected at the Annual Meeting. The enclosed Proxy, unless otherwise specified, will be voted to elect the seven nominees named below as directors. All nominees have been recommended by our Corporate Governance / Nominating Committee and nominated by our Board of Directors. All directors elected will hold office until the next Annual Meeting of Stockholders or, if earlier, until their death or resignation from service. The affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy is required for the election of the directors. Shares of Common Stock held by stockholders present in person at the Annual Meeting that are not voted for a nominee or shares held by stockholders represented at the Annual Meeting by proxy from which authority to vote for a nominee has been properly withheld (including broker non-votes) will not affect the election of the nominees receiving the plurality of votes.

          All nominees have consented to serve as directors. If a nominee should not be available for election as contemplated, the shares represented by the Proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve, if elected. All of the nominees currently serve on the Board of Directors.

Stephen D. Fantone, Ph.D. is the founder of Optikos Corporation (an optical engineering firm specializing in optical instrumentation, test equipment, industrial and medical systems, and consumer products) and has been its Chief Executive Officer and President since 1982. He is also a director of Rofin-Sinar Technologies, Inc. (a publicly traded company that develops and manufactures lasers and laser-based technologies for industrial material processing applications) and serves on its audit, compensation, and nominating committees. Dr. Fantone served as Chairman of Benthos, Inc. from 1997 until 2006 when it was sold to Teledyne Technologies, Inc. Dr. Fantone has received S.B. degrees from Massachusetts Institute of Technology in Electrical Engineering and Management and a Ph.D. from the Institute of Optics at the University of Rochester. He has also served as Treasurer of the Optical Society of America (a leading scientific society in the optical field) since 1996. Dr. Fantone is 59 and has been a Zygo Director since 2009.

Director Qualifications:

Dr. Fantone brings to our Board of Directors his significant experience in technology and research and development, broad knowledge of the optical industry and his management experience as the Chief Executive Officer of an optical instrumentation company. Our Board of Directors benefits from Dr. Fantone’s experience serving on the board of directors, and as a member of the audit, compensation and nominating committee of another public company.

Samuel H. Fuller, Ph.D. is the Chief Technology Officer and Vice President of Research and Development of Analog Devices, Inc. (ADI) (a manufacturer of precision high-performance integrated circuits) and has served in this capacity for more than ten years. Prior to joining ADI in 1998, Dr. Fuller was Vice President of Research and chief scientist at Digital Equipment Corporation. He holds a B.S. degree in Electrical Engineering from the University of Michigan and a M.S. and Ph.D. from Stanford University, and has been an Associate Professor of Computer Science and Electrical Engineering at Carnegie Mellon University. Dr. Fuller serves on the board of the Corporation for National Research Initiatives (CNRI), which works on advances in information infrastructures. He is an IEEE Fellow, AAAS Fellow, and a member of the National Academy of Engineering. Dr. Fuller is 66 and has been a Zygo Director since 2003.

Director Qualifications:

Dr. Fuller brings to our Board of Directors his significant experience in technology and research and development, a broad knowledge of our markets, and his management experience in high technology global corporations.

Chris L. Koliopoulos, Ph.D. serves as the Chairman, President and Chief Executive Officer of Zygo Corporation. Prior to joining Zygo, Dr. Koliopoulos was a private investor, director, and advisor to Zemetrics, Inc. (a private company that manufactured optical instruments and lenses) from 2007 to 2010. He also served as President and Chief Executive Officer of ADE Corporation, a publicly traded company that manufactured production metrology and inspection systems for the semiconductor, magnetic data storage, and optics industries, from 2002 to 2006. Prior to serving as its President and Chief Executive Officer, Dr. Koliopoulos served as Vice President of ADE from 1998 to 2002 and co-founded ADE Phase Shift, Inc. (formerly Phase Shift Technology, Inc.), a wholly-owned subsidiary of ADE, in 1987. He served as President of ADE Phase Shift, Inc. from 1998 to 2002. Dr. Koliopoulos holds a B.S. degree from the Institute of Optics at the University of Rochester and a M.S. and Ph.D. from the Optical Sciences Center at the University of Arizona. Dr. Koliopoulos is 59 and has been a Zygo Director since January 2010.

Director Qualifications:

Dr. Koliopoulos brings to our Board of Directors detailed knowledge and insights regarding the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of our business. Dr. Koliopoulos has a deep understanding of Zygo’s core markets gained through more than 20 years of executive leadership experience in the industry.

Seymour E. Liebman has served as the Executive Vice President, Chief Administrative Officer, and General Counsel of Canon U.S.A., Inc. (the U.S. subsidiary of Canon Inc., a manufacturer and seller of network digital multifunction devices, copying machines, printers, cameras and lithography equipment) for more than ten years. He has been an Executive Officer of Canon Inc. since April 2009. Mr. Liebman is 63 and has been a Zygo Director since 1993.

Director Qualifications:

Mr. Liebman brings to our Board of Directors his significant management and finance experience as an executive officer of a large multinational corporation. Our Board of Directors also benefits from Mr. Liebman’s experience having served on the board of directors of another public company.

Robert B. Taylor has served as the Senior Vice President for Finance and Administration of the Colonial Williamsburg Foundation since 2001. Prior to joining the Colonial Williamsburg Foundation, Mr. Taylor served as Vice President and Treasurer of Wesleyan University from 1985 to 2001. Mr. Taylor also serves on the Board of Directors of Medidata Solutions, Inc. (a global provider of hosted clinical development solutions) and serves as its chair of the audit committee and its nominating and governance committee. Mr. Taylor holds a B.A., magna cum laude, from St. Lawrence University. Mr. Taylor is 65 and has been a Zygo Director since 1988.

Director Qualifications:

Mr. Taylor brings to our Board of Directors his significant experience in accounting and finance which qualifies him as our “financial expert” and operational, investment and governance experience from his involvement as a senior executive of several entities, including as Chief Financial Officer of complex enterprises. Our Board of Directors also benefits from Mr. Taylor’s experience serving on the board of directors and as chair of the nominating and governance committee and audit committee of another public company in the technology and health care fields.

Carol P. Wallace has served as the Chairman, President, and Chief Executive Officer of Cooper-Atkins Corporation (a worldwide supplier and manufacturer of temperature acquisition instruments) for over 15 years. She is also a director of CT Water Service, Inc. (a domestic, publicly traded water utility in New England) and Sandstone Group, LLC (a privately owned equipment manufacturer in Milwaukee, WI). Ms. Wallace is 57 and has been a Zygo Director since 2005.

Director Qualifications:

Ms. Wallace brings to our Board of Directors significant operational and financial experience as a senior executive of a manufacturing company. Our Board of Directors also benefits from Ms. Wallace’s experience serving on the board of directors of another public company.

Gary K. Willis has been a private investor since 2001. Previously, Mr. Willis served as a director of Zygo from 1992 to 2000, as Zygo’s Chairman of the Board of Directors from 1998 to 2000, as Zygo’s President in 1992 and Chief Executive Officer from 1993 through 1999. He is currently a director of Plug Power Inc. (a publicly traded company that designs, develops and manufactures proprietary fuel cells) and serves on its audit and compensation committees. He is also a director of Rofin-Sinar Technologies, Inc. (a publicly traded company that develops and manufactures lasers and laser-based technologies for industrial material processing applications) where he serves on its audit, compensation, and nominating committees. He also served as a director of Vion Pharmaceuticals Inc. (a publicly traded cancer drug research company that ceased operations in 2010) until 2010. Mr. Willis is 67 and has been a Zygo Director since 2009.

Director Qualifications:

Mr. Willis brings to our Board of Directors significant operational and financial experience and industry knowledge as the former President of Zygo. Our Board of Directors also benefits from Mr. Willis’s experience serving on the board of directors and committees of two other public companies in the technology field.

Recommendation of the Board of Directors

          Our Board of Directors unanimously recommends that stockholders vote FOR the election of each of the named nominees. Each proxy received will be voted FOR the election of all the nominees named above unless otherwise specified in the proxy.

CORPORATE GOVERNANCE

Board Matters

          As of the date of this Proxy Statement, the Board of Directors consists of seven members. All Board members have been nominated for election at the Annual Meeting of Stockholders to serve until our next Annual Meeting of Stockholders, contemplated to be held in November 2013. The Board of Directors has determined that each of Stephen D. Fantone, Samuel H. Fuller, Seymour E. Liebman, Robert B. Taylor, Carol P. Wallace and Gary K. Willis qualifies as an independent director under applicable Securities and Exchange Commission rules and regulations and the NASDAQ Listing Rules.

          Six meetings of the Board of Directors were held in our fiscal year ended June 30, 2012 (referred to in this Proxy Statement as “fiscal 2012”). During fiscal 2012, each Director attended at least 75% of the total number of meetings of the Board of Directors and Committees on which he or she served. While the Company does not currently have a formal policy regarding the attendance of Directors at the Annual Meeting of Stockholders, Directors are encouraged to attend. All Directors attended the previous Annual Meeting of Stockholders.

Board Leadership Structure and Risk Oversight

          Consistent with its responsibility for oversight of the Company, the Board of Directors, among other things, oversees risk management of the Company’s business affairs directly and through the committee structure that it has established. The Board of Directors’ role in the Company’s risk oversight process includes regular reports from senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputation risks. The full Board (or the appropriate Committee) receives these reports from management to identify and discuss such risks.

          The Board periodically reviews with management its strategies, techniques, policies and procedures designed to manage these risks. Under the overall supervision of the Board, management has implemented a variety of processes, procedures and controls to address these risks.

          The Board requires management to report to the full Board on a variety of matters at regular meetings of the Board and on an as-needed basis, including the performance and operations of the Company and other matters relating to risk management. The Audit Committee also receives regular reports from the Company’s independent registered public accounting firm on internal control and financial reporting matters. These reviews are conducted in conjunction with the Board’s risk oversight function and assist the Board in reviewing and assessing material risks facing the Company.

          The Board currently combines the positions of Chairman and Chief Executive Officer (“CEO”), with Dr. Koliopoulos first elected Chairman in February 2010 and reconfirmed annually at the organizational meeting of the Board. The Board believes that Dr. Koliopoulos is best situated to serve as Chairman at this time; given his extensive experience in the industry, he is thought to be the Director most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. In addition, the Board believes this structure is appropriate, because it facilitates effective and efficient company leadership in alignment with our strategic direction, both short-term and long-term. This structure also enables our Chairman and CEO to act as a bridge between management and the Board, helping both to act with the common purpose of enhancing shareholder value. The Board of Directors appreciates that the advantages gained by having a single Chairman and CEO must be viewed in light of potential independence concerns. The Board of Directors considers, however, that the Company has adequate safeguards in place to address those concerns. For example, the Board of Directors consists entirely of independent Directors, with the exception of Dr. Koliopoulos. In addition, the Audit and Corporate Governance/Nominating Committees, which oversee critical matters such as the integrity of the financial statements, the selection and evaluation of directors, and the development and implementation of corporate governance policies, each consist entirely of independent Directors. Additionally, the Compensation Committee, in conjunction with the Corporate Governance/Nominating Committee, reviews, monitors and engages in succession planning for the Company’s CEO. The Compensation Committee likewise consists entirely of independent Directors. The Board of Directors does not have a lead independent director.

          The Chairman has the following responsibilities: (i) schedule the calendar of Board of Directors meetings; (ii) with input from the Board of Directors and Chairs of the respective Board Committees, plan agenda topics for Board of Directors and Committee meetings; (iii) interface, as appropriate, with our shareholders, and (iv) undertake other duties as required. The Board maintains overarching responsibility for assessing potential risk to the Company, and delegates to the various committees of the Board specific responsibility for risk management according to committee charters. The Audit Committee serves as the primary committee administering risk oversight. The Audit Committee discusses with management major risk areas and actions taken to monitor and mitigate such exposures. The Chairman monitors significant issues and enterprise risks that may arise between Board of Directors meetings, and involves the Board of Directors or applicable Committees, when appropriate.

Committees of the Board of Directors

          The Board of Directors has an Audit Committee, Compensation Committee and Corporate Governance/Nominating Committee (referred to in the rest of this Corporate Governance section of the Proxy Statement as the “Governance Committee”) to assist it in the discharge of its responsibilities. The Audit Committee Charter, Compensation Committee Charter, Governance Committee Charter, and Code of Business Conduct and Ethics are available free of charge on our website at www.zygo.com. Copies of these documents are also available in print free of charge to any stockholder who requests them. Requests should be sent to Secretary, Zygo Corporation, Laurel Brook Road, Middlefield, Connecticut 06455.

Audit Committee

          The Audit Committee is responsible for the appointment, compensation and oversight of the independent registered public accounting firm which prepares or issues an audit report or related work, oversees the accounting and financial reporting processes and audits of the financial statements, and reviews the procedures and policies with respect to internal accounting controls. Eight meetings of the Audit Committee were held in fiscal 2012. Ms. Wallace, Mr. Taylor and Dr. Fantone are currently the members of the Audit Committee and are independent in accordance with Rule 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that Mr. Taylor, the Chairman of the Audit Committee, satisfies the criteria adopted by the Securities and Exchange Commission to serve as an “audit committee financial expert.” The Audit Committee also serves to review and oversee the Company’s investment policies.

Compensation Committee

          The principal role of the Compensation Committee is to establish the Company’s compensation philosophy and goals related to compensation programs. The Compensation Committee oversees the Company’s compensation policies and employee incentive plans; reviews or recommends compensation arrangements for certain executive officers and key employees; engages, together with the Governance Committee, in CEO succession planning; approves significant employee benefits; and recommends to the Board of Directors any amendments to existing employee benefit plans and the adoption of any new benefit plans.

          The Compensation Committee establishes all elements of compensation paid to the CEO and reviews and approves all elements of compensation paid to our executive officers, including all of our named executive officers. The CEO, in consultation with other members of senior management, makes decisions regarding the compensation of all other executives, subject to review and approval by the Compensation Committee, including the determination of performance goals under our performance-based incentive compensation program. The Compensation Committee also reviews and makes recommendations to the Board of Directors with respect to the compensation of all non-employee Directors.

          Messrs. Fuller, Liebman and Willis are the current members of the Compensation Committee and have been determined by our Board to be independent in accordance with the NASDAQ Listing Rules. Mr. Fuller is the Chairman of the Compensation Committee. The Compensation Committee held five meetings during fiscal 2012.

Governance Committee

          The Governance Committee considers candidates (and potential candidates) to serve as directors who are brought to its attention from whatever source, and recommends to the full Board of Directors the names of those persons willing to serve whose service the Governance Committee believes would be in our overall best interest. The Governance Committee utilizes a variety of methods for identifying and evaluating director candidates. The Committee may consider candidates recommended by the Directors, members of management, professional search firms, or stockholders. These candidates may be considered at any time. The Governance Committee will evaluate director candidates recommended by a stockholder in the same manner as candidates otherwise identified by the Governance Committee. While the Governance Committee does not have minimum qualification requirements for director candidates, it does consider a number of factors in assessing candidates, including the following:

•	Personal and professional qualities, ethical standards, depth and diversity of experience and background, accomplishments and reputation in the business community and otherwise; and

•	The ability and willingness to participate fully in Board activities, including attendance at and active participation in meetings of the Board and its committees.

The Governance Committee will also consider whether candidates are independent, and will take into account the Board’s current and anticipated strengths and needs and its current composition. This Committee also recommends members for each Board committee to the Company’s Board. The Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, although it is an aspect taken into account when considering potential director candidates. Stockholders who wish to propose director candidates for consideration by the Governance Committee may do so by writing to our Secretary, c/o Zygo Corporation, Laurel Brook Road, Middlefield, Connecticut 06455, giving the candidate’s name, biographical data, and qualifications.

          The Governance Committee is also charged with developing and recommending to the Board of Directors a set of corporate governance, business conduct, and ethics principles for the Company. The Governance Committee reviews these principles at least annually and recommends changes to the Board of Directors when appropriate. This Committee also reviews succession planning for our Board and executive officers and oversees the evaluation of our Board and management. Ms. Wallace and Messrs. Taylor and Willis are the current members of the Governance Committee and are independent in accordance with the NASDAQ Listing Rules. Ms. Wallace is the Chair of the Governance Committee. The Governance Committee held four meetings during fiscal 2012.

Code of Ethics

          The Board of Directors has adopted a Code of Ethics applicable to all employees, including our executive officers and Board of Directors. The Code of Ethics is available on our website at www.zygo.com.

Communications with the Board of Directors

          Stockholders and other interested parties may communicate with the Board of Directors or specific Directors by mail addressed to: Secretary, Zygo Corporation, Laurel Brook Road, Middlefield, Connecticut 06455. All communications should include the address, telephone number and email address, if any, of the person submitting the communication and clearly indicate whether the communication is intended for the Board of Directors or an individual member. The Secretary will review all such communications; and communications that are deemed appropriate will be forwarded to the appropriate Director or Directors in advance of each regularly scheduled meeting of the Board of Directors. Communications will be deemed inappropriate if they are merely solicitations for products or services or relate to matters that are improper or irrelevant to the functioning of the Board of Directors or our business and affairs.

Certain Relationships and Related Party Transactions

          We have a written policy for related party transactions that requires that the Audit Committee review and approve, as appropriate, any transaction that management brings to its attention as a potential related party transaction. At various times in the past, related party transactions have been approved by the Audit Committee, subject to the approval of the Board of Directors (with the recusal of any interested Director, as necessary). Generally, a related party transaction is on terms no less favorable to the third party than terms generally available to an unaffiliated third party under the same or similar circumstances.

          Mr. Seymour E. Liebman, a member of our Board of Directors since 1993, has been the Executive Vice President and General Counsel of Canon U.S.A., Inc., an affiliate of Canon Inc. (“Canon”), since 1996 and an Executive Officer of Canon since April 2009. Canon beneficially owns more than five percent of our Common Stock. Canon Sales Co., Inc., a subsidiary of Canon, acts as an exclusive distributor of certain of our products in Japan. Sales to Canon and Canon Sales Co., Inc. aggregated approximately $16.8 million for fiscal 2012, or approximately 10% of our total net revenues. Selling prices were based, generally, on the normal terms given to domestic distributors. In addition, Canon and we have entered into agreements providing for confidential exchanges of certain technology, similar to agreements with various other customers. Mr. Liebman’s long-standing employment with Canon, and Canon’s relationship with the Company are considered by the Board of Directors when it makes its determination as to Director independence.

          Ms. Carol P. Wallace is a general partner in a partnership that currently owns property previously owned by Zygo. We are aware of certain levels of environmental contamination on this property. There has been no determination as to, nor are we able to reasonably estimate, the costs associated with the remediation, if any is necessary, or which party or parties may ultimately be liable for the remediation. We did not make any payments to this partnership for environmental investigation or other costs in fiscal 2012.

Security Ownership of Certain Beneficial Owners

          The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of August 31, 2012 (except as otherwise noted), (i) by each person known by us to own beneficially 5% or more of our Common Stock, (ii) by each Director and nominee, (iii) by each executive officer named in the Summary Compensation Table (as provided later in this Proxy Statement), and (iv) by all Directors and executive officers of the Company as a group. All such beneficial owners have sole voting and investment power with respect to the shares of Common Stock shown as owned by them, except for shares which can be acquired by the exercise of stock options, and as may otherwise be noted. No shares owned by any Director or named executive officer are pledged as security. Unless otherwise indicated, the address for the named persons is c/o Zygo Corporation, Laurel Brook Road, Middlefield, Connecticut 06455.

Directors, Officers, and
5% Stockholders	Amount and Nature of Beneficial Ownership (1)			Percentage of Total Shares Outstanding (1)

	Shares of Common Stock	Options Exercisable within 60 days	Total

5% or Greater Stockholders:
MAK Capital One LLC (2)	3,997,858	—	3,997,858	21.6%
T. Rowe Price Associates, Inc. (3)	1,638,050	—	1,638,050	8.9%
Canon Inc. (4)	1,210,410	—	1,210,410	6.5%
Dimensional Fund Advisors LP (5)	1,132,671	—	1,132,671	6.1%

Directors:
Stephen D. Fantone	18,000	12,000	30,000	*
Samuel H. Fuller	30,718	12,000	42,718	*
Chris L. Koliopoulos	214,508	172,703	387,211	2.1%
Seymour E. Liebman (6)	67,000	21,000	88,000	*
Robert B. Taylor	37,500	18,000	55,500	*
Carol P. Wallace	26,000	18,000	44,000	*
Gary K. Willis	91,646	12,000	103,646	*

Named Executive Officers:
Chris L. Koliopoulos	214,508	172,703	387,211	2.1%
John P. Jordan	3,329	17,625	20,954	*
David Basila	79,034	2,250	81,284	*
Douglas J. Eccleston	21,135	—	21,135	*
John M. Stack	28,035	108,225	136,260	*
All Directors and Executive Officers as a group (14 persons) (6)	664,357	450,928	1,115,285	5.9%

*	Less than 1%

(1)

A person is deemed to be the beneficial owner of securities owned or which can be acquired by such person within 60 days of August 31, 2012 upon the exercise of stock options. Each person’s percentage ownership is determined by assuming that such options beneficially owned by such person (but not those owned by any other person) have been exercised.

(2)

Share ownership information is based on information contained in a Schedule 13F Holdings Report filed with the Securities and Exchange Commission on August 14, 2012. The address of this holder is 590 Madison Ave., 9th Floor, New York, New York 10022.

(3)

Share ownership information is based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2012. The address of this holder is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)

Information derived from Continental Stock Transfer and Trust Company as of September 20, 2012. The address of this holder is Canon, Inc., 20-2 Kiychara-Kogyo-Danchi, Utsunamiya-Shi, Tochigi-Ken 321-3292, Japan.

(5)

Share ownership information, and other information contained in this footnote (5) is based on information contained in a Schedule 13G (Amendment No. 3) filed with the Securities and Exchange Commission on February 10, 2012. Schedule 13G for Dimensional Fund Advisors LP indicates sole voting power for 1,111,266 shares and sole dispositive power for 1,132,671 shares. In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain other commingled group trusts and separate accounts (“Funds”). In this role, neither Dimensional Fund Advisors LP nor its subsidiaries possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Common Stock held by the Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such securities. The address of this holder is Dimensional Fund Advisors LP, Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(6)	Does not include 1,210,410 shares owned by Canon Inc., an affiliate of Canon U.S.A., Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and Directors and persons who beneficially own more than ten percent of our Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, Directors, and greater than ten percent beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they filed.

          Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers and Directors, we believe that during fiscal 2012, all Section 16(a) filing requirements applicable to our executive officers, Directors, and beneficial owners of greater than ten percent were complied with on a timely basis.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

          The following discussion and analysis explains our compensation program as it applies to the executive officers named in the Summary Compensation Table appearing later in this Proxy Statement. It should be noted that the compensation information presented in the Summary Compensation Table for a given fiscal year includes (i) salaries that are set at the beginning of the year based on available competitive data, (ii) bonus targets that are set at the beginning of the fiscal year based on competitive data, individual and Company metrics, and target goals for the year, (iii) stock and option awards that are also generally granted at the beginning of the year but are based upon performance assessments and competitive data for the previous year, and (iv) other compensation that is paid or accrued during the year in accordance with ongoing benefit plans and policies. The discussion that follows, therefore, describes decisions by the Compensation Committee of our Board of Directors (hereafter, in this section of the Proxy Statement referred to as the “Compensation Committee”) that reflect performance assessments, competitive data and general economic and other circumstances that are inherently variable, particularly in periods of volatility. The principal focus of the discussion is the executive compensation decisions made or to be made by the Compensation Committee in fiscal 2012 and 2013, including salaries and stock grants based on performance assessments and competitive data for fiscal 2012. This discussion and analysis should be read in conjunction with the Summary Compensation Table, its accompanying footnotes and the additional tabular and narrative disclosure that follows the Summary Compensation Table.

          Overview

          The Compensation Committee seeks to align our executive compensation programs with our values and objectives, management and business strategies, financial performance, individual performance and increased shareholder value.

          The Compensation Committee establishes all elements of compensation paid to the CEO and reviews and approves all elements of compensation paid to our executive officers, including all of the other executive officers reported in the Summary Compensation Table (these executive officers together with the CEO are referred to as the “named executive officers”). The CEO makes decisions regarding the compensation of all other executives, subject to review and approval by the Compensation Committee. The Compensation Committee also reviews and makes recommendations to the Board of Directors with respect to the compensation of all non-employee Directors.

          Compensation Philosophy and Objectives

          We apply a consistent philosophy to the compensation programs for all employees based on the principle that the Company’s achievements result from the coordinated efforts of all individuals working toward common objectives. Our basic philosophy is that the success of both the Company and an employee depends on achieving a level of performance focused on contributions that support our business goals. The Company’s executive compensation program is designed and operated with the following objectives:

•	Attract and retain highly qualified individuals to serve in critical positions with us as a highly regarded employer that offers competitive compensation and career opportunities;

•	Align employee compensation with our objectives, financial performance and shareholder value;

•	Provide executives with incentives to continuously improve operating results and increase shareholder value;

•	Share our financial success with employees; and

•	Ensure continuity in the event of a change-in-control transaction.

          We support a “pay for performance and contributions” philosophy by tracking performance and recognizing and rewarding employee performance and achievement of key business goals and contributions to the Company’s financial success. We endeavor to implement compensation strategies that are well structured, competitive with our peer companies, provide sufficient emphasis on pay for performance and contributions and are appropriately aligned with our financial goals and long-term shareholder returns.

          Compensation Consultant

          The Compensation Committee has regularly engaged a compensation consultant to assist in structuring and evaluating our compensation program. During fiscal 2012, Radford Compensation Consulting (“Radford”) provided the Compensation Committee with competitive market data and analysis regarding salaries, bonuses, equity programs, employment contracts, CEO succession planning and other employee compensation, and made recommendations concerning Board of Director compensation. See the discussion below and under the heading “Compensation Committee” in the Corporate Governance section for additional information.

          Determining Executive Compensation and Competitive Positioning

          The Compensation Committee reviews executive officer compensation not less than annually to ensure it is consistent with our compensation philosophy, Company and individual performance, changes in the market and changes in the executives’ individual responsibilities. The CEO presents to the Compensation Committee his evaluation of each executive officer, which includes a review of the executive’s contribution and performance during the past year (as compared to the goals established at the beginning of the year for the executive as described in more detail below), strengths, weaknesses, development plans and succession potential. The reviews typically focus on the executive’s performance in the past year as well as goals and responsibilities for the upcoming year. Based on the CEO’s presentation and the Committee’s own assessment, the Compensation Committee then determines which of the previously set targets were met for each executive and, if appropriate, approves each executive’s performance-based incentive award for the past year, including any discretionary elements to such awards. As part of this review and analysis, and as more fully described below, the Compensation Committee also determines the elements of each executive officer’s total compensation, including performance-based compensation, for the following fiscal year, taking into account in each case the CEO’s evaluation, the scope of the executive’s responsibilities and experience and the Compensation Committee’s own review of survey data provided by Radford Consulting.

          To determine the CEO’s compensation, the Compensation Committee takes into account the CEO’s and Company’s performance for the past year, including as compared to the Company’s peers, the CEO’s position and his industry expertise, as well as competitive market data. The Compensation Committee also considers the CEO’s unique responsibilities in overseeing all of our businesses, operations, development and overall strategy, and his role as the public face of our Company, which shapes the Company’s corporate image and identity. These factors differentiate the CEO from the other named executive officers. In light of these factors, including the Company’s and CEO’s performance, the Compensation Committee believes that the CEO’s compensation is appropriate and adequately reflects the Company’s compensation objectives.

          Prior to the end of each fiscal year, executive management, including all of our named executive officers, develops, and the Board of Directors approves, our operating and financial goals for the following year based on the confidential annual operating budget. These Company goals drive the specific performance goals for our named executive officers for the following year. Management works with the Compensation Committee to establish these goals, and the Compensation Committee approves them at the beginning of each year. The Compensation Committee establishes goals for our executives so that target attainment is not assured; that is, the executives’ receipt of compensation for performance at or above target will require significant effort on their parts. See the discussion under “Performance-Based Incentive Compensation” below for additional information.

          Each year, the Compensation Committee benchmarks the salary, cash and equity incentive compensation levels and practices for our named executive officers against a peer group of comparable high-technology companies to evaluate named executive officer compensation. The Compensation Committee believes that this group of companies (described in more detail below) provides an appropriate peer group, because we compete against them for employees at the executive level, are of similar size, and have similar or best market practices in our industry. The Compensation Committee uses data about these companies that it obtains through surveys, proxy statements and other public filings, supplemented by survey data provided by Radford on companies within the broader semiconductor and high technology markets with annual revenues between $50 and $450 million (i.e., approximately one third to three times the Company’s annual revenue).

          The Compensation Committee periodically reviews the companies in our peer group and adds or removes companies as necessary in an effort to ensure that our peer group comparisons are meaningful. The companies that currently comprise our peer group are: American Science & Engineering, Inc., ATMI Inc., AXT, Inc., Cognex Corporation, Electro Scientific Industries, Inc., EXFO Electro Optical Engineering, Inc., Faro Technologies, Inc., FSI International, Inc., GSI Group, Inc., Intevac, Inc., Kopin Corp., LeCroy Corp., LTX Corp., Measurement Specialties, Inc., Nanometrics, Inc., Rudolph Technologies, Inc., Symmetricom, Inc., Ultratech International, Inc. and X-Rite, Inc.

          The Compensation Committee evaluates total compensation by reviewing all elements of compensation at the market median (50th percentile) for our peer group. The Compensation Committee does not target a specific mix of pay, but rather total direct compensation (comprised of base salary, annual cash incentives and equity-based compensation) to be heavily driven by Company performance. At the target level of performance, total direct compensation is positioned at the median of our peer group, although actual compensation paid can be below 25th percentile or above 75th percentile, based on actual performance. To determine appropriate base salaries, cash incentive targets, and total direct compensation of our named executive officers, the Compensation Committee considers corresponding data gathered from proxy statements for the named executive officer positions in relation to the named executive officers of our peer group, as well as the same data from published surveys for each position, where available. In addition, individuals may be paid above or below targeted levels based on individual performance and tenure.

          Fiscal 2012 Executive Compensation Components

          Our compensation philosophy emphasizes incentive compensation with a balance between short-term and long-term strategic objectives. Consistent with this philosophy, a significant amount of the total annual target compensation available to our named executive officers is variable depending on our financial results. To achieve this, we use equity-based compensation and a performance-based cash bonus program. The Compensation Committee consults with Radford in deciding how to balance our long-term and short-term incentives. The performance measurement period for our performance-based cash bonus program is our fiscal year. Short-term incentives consist of the annual cash bonus program; our long-term incentives consist of stock options and restricted stock units.

          In fiscal 2012, the compensation for the named executive officers was comprised of the following elements:

•	Base salary

•	Performance-based incentive compensation

•	Long-term equity incentive compensation

•	Deferred compensation and other benefits

•	Perquisites

          Base Salary: Base salary reflects the executive’s responsibilities, performance and expertise and is designed to be competitive with salary levels in effect at comparable high-technology companies. The base salary provides a basic level of compensation and is necessary to recruit and retain executives. As discussed above, the Compensation Committee (together with the CEO for the other named executive officers) establishes salaries on the basis of personal performance and the advice and competitive market data provided by Radford.

          Performance-Based Incentive Compensation: We have designed a performance-based management incentive program to promote high performance and goal achievement by our executives, including our named executive officers. Our annual incentive bonus program is generally tied to the achievement of pre-established business goals for the fiscal year. The annual incentive bonus program is designed to support our strategic business objectives, promote the attainment of specific financial goals, reward achievement of specific performance objectives and encourage leadership and teamwork. The annual cash bonus program targets are based on our confidential strategic plan and budget for the year. The Compensation Committee establishes threshold and maximum performance targets in conjunction with management. The amount of each executive’s annual incentive bonus program payout is based on the extent to which we achieve or exceed the targets. Each executive is assigned a participation level which generally reflects the executive’s rank and is expressed as a percentage of the executive’s base salary.

          The performance targets under our annual cash bonus program can be adjusted to eliminate the effects of charges for the following: restructurings; amortization of acquisition-related intangible assets; discontinued operations; extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to an acquisition or the disposal of a segment of a business or related to a change in accounting principle, all as determined in accordance with standards established by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 360-10-20; and the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in our consolidated financial statements, notes to the consolidated financial statements and/or in management’s discussion and analysis of financial condition and results of operations (MD&A) appearing in our Form 10-K for the applicable year. We believe it is appropriate to use adjusted targets because the Compensation Committee and management use the same measure to evaluate the day-to-day performance of the business. Accordingly, the Compensation Committee believes that adjusted EBIT is one of the appropriate measures of Company performance on which to base its performance compensation decisions.

          The CEO works in conjunction with the other named executive officers to develop their respective individual company goals, which are approved by the Compensation Committee. The named executive officers’ goals are designed to align with the Company and CEO goals.

          At the beginning of fiscal year 2012, the Company established quarterly targets for earnings components, achievement of which would engender payment of incentive compensation in accordance with the formula for each participant in the incentive compensation program. Since some quarterly targets were met, participants qualified for payments at a portion of target incentive.

          Pursuant to his employment agreement with the Company, Dr. Chris L. Koliopoulos was entitled to a target cash bonus opportunity equal to 50% of his base salary and 50,000 stock options for the fiscal year ended June 30, 2012, based upon the attainment of certain performance objectives. A greater or lesser percentage could be paid, to the extent actual performance exceeded or fell short of target performance objectives. In accordance with the agreement, since some of those objectives were exceeded, Dr. Koliopoulos earned a cash bonus of $228,950, equivalent to 53.3% of his base salary. In addition, in fiscal 2013, Dr. Koliopoulos was awarded 23,863 restricted stock units based upon the achievement of performance objectives in fiscal 2012. These restricted stock units vest in one year from the date of grant. In fiscal 2012, Dr. Koliopoulos was granted 22,108 restricted stock units and 50,000 stock options based upon the achievement of performance objectives in fiscal 2011. Both the stock options and the restricted stock units vest 25% per year for four years following the date of award.

          Long Term Equity Incentive Compensation: We grant equity awards (stock options, restricted stock units, and such other equity awards that may be approved by the Board of Directors from time to time) under our 2012 Equity Incentive Plan to provide long-term incentives for executive officers and key employees. Equity awards are designed to align the interests of employees with those of the stockholders and to provide each individual with a significant incentive to manage the Company from the perspective of a stockholder. In addition to stock option awards, the Compensation Committee believes restricted stock unit grants are beneficial, because they offer a retention incentive that is provided at no cash cost to our named executive officers.

          The Compensation Committee determines award types and amounts with reference to market data provided to the Compensation Committee by Radford, as well as the peer group study described above. Equity awards are granted annually during a previously-scheduled Compensation Committee/Board of Directors meeting. Any equity awards granted to new employees are granted on the hire date. Other equity awards for retention or promotion purposes are granted on the date the Compensation Committee approves the grant. The amount of each grant is based upon each individual’s position, tenure and responsibilities; there is no established formula.

          The exercise price of an option is the closing price of our common stock on the NASDAQ Stock Market on the date of grant. Our stock plan prohibits the grant of any option with an exercise price lower than the grant date closing price. Options generally vest 25% each year over four years. Restricted stock units issued prior to January 1, 2011 vest over four years; 50% after three years and the remaining 50% after the fourth year. Restricted stock units issued after January 1, 2011 vest 25% each year over four years. We endeavor to select grant dates for named executive officers, to avoid coinciding with the release of material non-public information.

          In fiscal 2013, Dr. Koliopoulos was granted long-term equity incentive compensation in the form of 20,231 restricted stock units and 35,000 stock options. In addition, in fiscal 2012, Dr. Koliopoulos was granted 34,188 restricted stock units and 40,812 stock options. Both the stock options and the restricted stock units vest 25% per year for four years following the date of award.

          Deferred Compensation and Other Benefits: The Compensation Committee believes that offering deferred compensation arrangements is reasonable and consistent with our overall compensation program because they better enable us to attract and retain superior employees for key positions. We offer a 401(k) plan to provide our employees a tax-advantaged savings vehicle. All of our U.S. employees are entitled to participate in our 401(k) plan. (Non-U.S. employees are able to participate in retirement plans specific to their locality.) Our plan provides for a match of 100% of the first 3% of employee contribution, and 50% of the next 2% of employee contribution, all at the discretion of the Company. Additionally, under our Amended and Restated Profit Sharing Plan, employees may receive a discretionary 401(k) contribution, determined annually by the Board of Directors, comprised of profit sharing. The Company reinstated the 401(k) matching program in January 2012.

          We also offer a non-qualified deferred compensation plan to provide our key executives, including all of the named executive officers, a tax-advantaged savings vehicle. Investment vehicles mirror the qualified deferred compensation plan. There are no Company contributions made to this plan. Currently, there are no named executive officers participating in the non-qualified deferred compensation plan.

          The Company reinstated its Employee Stock Purchase Plan (“ESPP”) effective July 1, 2012 with quarterly offerings to eligible employees at a price equal to 95% of the Common Stock market price at the end of the quarterly period. Under the ESPP, eligible employees could elect to contribute, on an after-tax basis, between 1% and 10% of their eligible salary, on a quarterly basis, to purchase our Common Stock, provided that an employee could not purchase more than $25,000 worth of Company stock per year pursuant to Internal Revenue Service restrictions.

          We offer a variety of health and welfare programs to all eligible employees that are intended to encourage a healthy lifestyle and protect employees against catastrophic loss, including insurance for medical, dental, disability, life and accidental death and dismemberment. Our named executive officers are generally eligible for the same benefit programs on the same basis as all our other employees.

          Perquisites: We provide named executive officers with perquisites, reflected in the “All Other Compensation” column in the Summary Compensation Table below. The Compensation Committee believes these perquisites are reasonable and consistent with our overall compensation program, because they better enable us to attract and retain superior employees for key positions. The Compensation Committee reviews and approves perquisites provided to the named executive officers. These benefits include 401(k) Company match, discretionary 401(k) Company contribution, automobile and living allowances and the cost of premiums paid on life insurance.

          Severance Plans

          The Compensation Committee believes there are long-term benefits to shareholders by retaining senior executives. We have entered into employment arrangements with certain of our named executive officers that provide these executives with severance benefits, as discussed further under “Potential Payments upon Termination or Change of Control” below.

          Risks Presented by Compensation Programs

          We have reviewed our compensation policies as they pertain to risk, and we have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on our Company. Several elements of the compensation program are designed to promote long-term shareholder value and incorporate components to mitigate risk, including long-term stock compensation awards to the executive officers with a four year vesting period for most equity-based compensation. The program’s emphasis on long-term equity-based compensation discourages risk-taking that produces positive short-term results at the expense of building long-term shareholder value. In addition, our executive officers are encouraged to retain common stock ownership in the Company as this aligns their interests with other shareholders. To the extent that our compensation programs create a potential misalignment of risk incentives, we believe that we have more than adequate compensating controls to mitigate against the potential impact of any such misalignment.

          Tax Considerations

          Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deductibility of compensation paid to certain executive officers of public companies, unless the compensation meets certain requirements for “performance-based” compensation. In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the Company and to our executives. However, tax consequences, including but not limited to tax deductibility by the Company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the control of the Compensation Committee and the Company. In addition, the Compensation Committee believes that it is important to retain maximum flexibility in designing compensation programs that meet the stated objectives. For these reasons, although the Compensation Committee considers tax deductibility as one of the factors in determining executive compensation, it does not necessarily limit compensation to those levels or types of compensation that will be deductible. The Compensation Committee also considers alternative forms of compensation consistent with our compensation goals, which preserve deductibility to the extent possible.

          Conclusion

          We have concluded that each element of compensation in the Company’s compensation programs, as well as the total compensation delivered to the named executive officers and other executives, is reasonable, appropriate, and in the best interests of the Company and our shareholders. We believe these programs meet the objectives of establishing a compensation package that attracts and retains a strongly motivated leadership team, shares the Company’s financial success with employees, aligns the compensation of the executives with our goals and the objective of improving shareholder value, and rewards outstanding performance and the achievement of strategic goals. At the same time, the compensation package is intended to remain consistent with those offered by competitive companies within the industry. We believe that the Company’s compensation programs have enabled us to recruit and secure a talented and motivated leadership team through which we strive to improve shareholder value. In addition, we believe that each named executive officer’s compensation during fiscal 2012 adequately reflects our compensation objectives.

Compensation Committee Report

          The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal 2012 required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors (and the Board of Directors approved) that the Compensation Discussion and Analysis be included in our Proxy Statement on Schedule 14A. This report is provided by the following independent Directors, who comprise the committee:

COMPENSATION COMMITTEE

SAMUEL H. FULLER, Chairman SEYMOUR E. LIEBMAN GARY K. WILLIS

Compensation Committee Interlocks and Insider Participation

          No member of the Compensation Committee (i) was, during fiscal 2012, an officer or employee of Zygo or any of our subsidiaries nor (ii) had any other relationship with us that would require disclosure in this Proxy Statement for purposes of this section. No other interlocking relationship existed between any member of the Compensation Committee or one of our executive officers, on the one hand, and any member of the Compensation Committee or an executive officer of any other entity, on the other hand.

SUMMARY COMPENSATION TABLE

          The following table contains information concerning the compensation for our CEO, Chief Financial Officer (“CFO”) and our other three most highly compensated executive officers (which we collectively refer to as the “named executive officers”), for the fiscal years ended June 30, 2012, 2011 and 2010.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (3)(5)		Option Awards ($) (4)(5)		Non- Equity Incentive Plan Compensa- tion ($) (6)	Change in Pension Value and Non- qualified Deferred Compensa- tion Earnings ($)	All Other Compensa- tion ($) (7)	Total ($)
Chris L. Koliopoulos (1)	2012	434,562	-	881,848		289,357		228,950	-	17,243	1,851,961
President and Chief	2011	416,500	-	472,294	(8)	503,795	(8)	419,211	-	24,999	1,836,799
Executive Officer	2010	161,500	-	-		1,049,198	(9)	-	-	312,887	1,523,585

John P. Jordan (2)	2012	265,850	-	187,359		145,345		83,423	-	975	682,952
Vice President, Chief	2011	96,500	-	-		418,515		78,467	-	325	593,807
Financial Officer

David Basila (1)	2012	229,040	-	92,155		63,810		46,144	-	1,385	432,534
Vice President	2011	219,520	-	74,340		-		106,176	-	1,344	401,380
Business Development	2010	82,593	-	-		-		-	-	699	83,292

Douglas J. Eccleston	2012	247,772	-	126,454		88,625		79,918	-	1,499	544,269
Senior Vice President,	2011	237,474	-	106,200		-		201,610	-	3,255	548,539
Worldwide Operations	2010	193,903	-	69,000		73,467		-	-	12,430	348,800

John M. Stack	2012	249,899	-	126,939		88,625		72,933	-	1,500	539,896
President,	2011	239,512	-	106,200		-		203,341	-	3,267	552,320
Optical Systems Division	2010	195,567	-	138,000		146,934		-	-	12,443	492,944

(1)	Employment began in January 2010.
(2)	Employment began in February 2011.
(3)

This column sets forth the amounts computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensations (“FASB ASC Topic 718”) with respect to current fiscal year restricted stock awards and restricted stock awards granted in prior fiscal years. Refer to the Grants of Plan-Based Awards table, which follows, for information on awards made in fiscal 2012.

(4)

This column sets forth the amounts computed in accordance with FASB ASC Topic 718 with respect to current fiscal year stock option grants and stock option grants granted in prior fiscal years. Refer to the Grants of Plan-Based Awards table for information on awards made in fiscal 2012.

(5)

Fiscal 2012 includes stock awards granted on August 27, 2012, based on the attainment of fiscal 2012 performance objectives, which vest on the first anniversary of the grant date, and long-term incentives granted on August 24, 2011, which vest 25% annually over four years. Fiscal 2011, except with respect to Dr. Koliopoulos as described in footnote (8), includes long-term incentives, which vests annually over four years.

(6)	The amounts in this column reflect payments under the Company’s annual cash incentive bonus plan based on achievement of certain financial objectives during the fiscal year.

(7)	Consists of the following for fiscal 2012:

Category	Koliopoulos	Jordan	Basila	Eccleston	Stack
Auto and living allowance and expense	$17,168	$-	$-	$-	$-
Life insurance	75	975	1,385	1,499	1,500
Total other income	$17,243	$975	$1,385	$1,499	$1,500

(8)	Includes 22,108 restricted stock units and 50,000 stock options granted on August 24, 2011 based on attainment of fiscal 2011 performance objectives.
(9)

Dr. Koliopoulos was granted 250,000 options (with an aggregate value on the date of grant of $1,049,198) to purchase shares of Common Stock on the commencement date of his employment pursuant to his employment agreement.

GRANTS OF PLAN-BASED AWARDS

          The following table sets forth all plan-based awards granted to the named executive officers during fiscal 2012.

Grants of Plan-Based Awards
Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Tar- get (#)	Maxi mum (#)
			(1)					(2)(5)	(3)(5)		(4)
Chris L. Koliopoulos	8/24/11	-	217,281	304,193	-	-	-	56,296	90,812	$12.26	1,334,046
John P. Jordan	8/24/11	-	159,510	-	-	-	-	9,318	20,500	$12.26	259,584
David Basila	8/24/11	-	91,616	-	-	-	-	4,091	9,000	$12.26	113,966
Douglas J. Eccleston	8/24/11	-	123,886	-	-	-	-	5,682	12,500	$12.26	158,286
John M. Stack	8/24/11	-	124,949	-	-	-	-	5,682	12,500	$12.26	158,286

(1)	The amounts in this column reflect targets under the Company’s annual cash incentive bonus plan based on achievement of certain financial objectives during the fiscal year.
(2)	This column sets forth the number of shares of restricted stock units granted in fiscal 2012 to the named executive officers. Restricted stock units vest 25% annually over four years.
(3)	This column sets forth the number of stock options granted in fiscal 2012 to the named executive officers. The stock options vest 25% annually over four years.
(4)

This column sets forth the full grant date fair value of stock and option awards granted to the named executive officers. The assumptions used in calculating these amounts are set forth in Note 13 to the Consolidated Financial Statements included in our 2012 Annual Report on Form 10-K for the year ended June 30, 2012.

(5)

The stock and option awards granted to all named executive officers on August 24, 2011 include long-term incentives. The stock awards granted to Dr. Koliopoulos on August 24, 2011, include stock awards based on the attainment of fiscal 2011 performance objectives. All stock and option awards vest 25% annually over four years.

EMPLOYMENT AGREEMENTS

          In January 2010, we entered into an employment agreement with Dr. Koliopoulos, pursuant to which he serves as President and CEO of the Company. Dr. Koliopoulos’s terms of employment provide for a starting salary of $425,000. The term of his agreement is four years ending on January 19, 2014. Thereafter, the agreement automatically renews for successive one-year periods unless either party provides written notice of non-renewal at least ninety days before the end of the then-current term. Dr. Koliopoulos also was awarded a stock option grant to purchase 250,000 shares of our Common Stock at the market price on the date of grant, with 25% of the stock options vesting at the end of each of four years.

          In February 2011, we entered into an employment agreement with Mr. Jordan, pursuant to which he serves as Vice President, CFO and Treasurer of the Company. Mr. Jordan’s terms of employment provide for a starting salary of $260,000. The term of his agreement is three years ending on February 17, 2014. Thereafter, the agreement automatically renews for successive one-year periods unless either party provides written notice of non-renewal at least thirty days before the end of the then-current term. Mr. Jordan also was awarded a stock option grant to purchase 50,000 shares of our Common Stock at the market price on the date of grant, with 25% of the stock options vesting at the end of each of four years.

          In November 2006, we entered into an employment agreement with Mr. Stack. Under the employment agreement, Mr. Stack receives an annual base salary of $225,000, or such higher amount as the Board of Directors may determine from time-to-time. The employment agreement, which was for an initial term of one year, provides for automatic one-year renewal terms unless terminated by either party upon thirty days prior written notice. The employment agreement also provided for the grant to Mr. Stack of an option to purchase 15,000 shares of our Common Stock at the market price on the date of grant, with 25% of the stock option vesting at the end of each of four years.

          In November 2007, we entered into an employment agreement with Mr. Eccleston. Under the employment agreement, Mr. Eccleston receives an annual base salary of $233,000, or such higher amount as the Board of Directors may determine from time-to-time. The employment agreement, which was for an initial term of one year, provides for automatic one-year renewal terms unless terminated by either party upon thirty days prior written notice.

          In addition, each of our agreements with Messrs. Koliopoulos, Jordan, Stack and Eccleston provide for certain “Change in Control” and other severance payments in the event of the involuntary termination of their respective employment by Zygo. These arrangements are more fully described below under the heading “Potential Payments upon Termination or Change of Control.”

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

The following table shows the number of outstanding equity awards held by the named executive officers at June 30, 2012.

Outstanding Equity Awards at Fiscal Year-End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Chris Koliopoulos	125,000	125,000	(10)	$10.83	1/19/20	25,000	(4)	$446,500
	12,500	37,500	(9)	$8.05	8/30/20	56,296	(6)	$1,005,447
	-	90,812	(12)	$12.26	8/23/21
John P. Jordan	12,500	37,500	(11)	$16.20	2/16/21	9,318	(6)	$166,419
	-	20,500	(12)	$12.26	8/23/21
David Basila	-	9,000	(12)	$12.26	8/23/21	7,000	(5)	$125,020
						4,091	(6)	$73,065
Douglas J. Eccleston	-	5,000	(7)	$10.67	8/20/18	3,750	(2)	$66,975
	-	10,000	(8)	$6.90	8/26/19	10,000	(3)	$178,600
	-	12,500	(12)	$12.26	8/23/21	10,000	(5)	$178,600
						5,682	(6)	$101,481
John M. Stack	15,000	-		$16.74	11/20/16	6,000	(2)	$107,160
	15,000	-		$15.32	2/9/17	20,000	(3)	$357,200
	15,100	-		$12.36	8/21/17	10,000	(5)	$178,600
	22,500	7,500	(7)	$10.67	8/20/18	5,682	(6)	$101,481
	20,000	20,000	(8)	$6.90	8/26/19
	-	12,500	(12)	$12.26	8/23/21

(1)	This value is based on the closing price of our Common Stock on the NASDAQ Stock Market on June 29, 2012, which was $17.86 per share, multiplied by the number of shares indicated.
(2)	The restricted stock units were granted on August 20, 2008; 50% vested on August 20, 2011 and 50% will vest on August 20, 2012.
(3)	The restricted stock units were granted on August 26, 2009; 50% vested on August 26, 2012 and 50% will vest on August 26, 2013.
(4)	The restricted stock was granted on August 30, 2010; 50% will vest on August 30, 2013, and 50% will vest on August 30, 2014.
(5)	The restricted stock was granted on November 16, 2010; 50% will vest on November 16, 2013, and 50% will vest on November 16, 2014.
(6)	The restricted stock was granted on August 24, 2011; and vests 25% annually over four years.
(7)

The option to purchase these shares was granted on August 20, 2008, including the number of securities underlying unexercised options exercisable. The total option award vests 25% annually over four years.

(8)

The option to purchase these shares was granted on August 26, 2009, including the number of securities underlying unexercised options exercisable. The total option award vests 25% annually over four years.

(9)

The option to purchase these shares was granted on August 30, 2010, including the number of securities underlying unexercised options exercisable. The total option award vests 25% annually over four years.

(10)

The option to purchase these shares was granted on January 18, 2010, including the number of securities underlying unexercised options exercisable. The total option award vests 25% annually over four years.

(11)

The option to purchase these shares was granted on February 17, 2011, including the number of securities underlying unexercised options exercisable. The total option award vests 25% annually over four years.

(12)

The option to purchase these shares was granted on August 24, 2011, including the number of securities underlying unexercised options exercisable. The total option award vests 25% annually over four years.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2012

The following table shows the number of options exercised and shares vested for the named executive officers during fiscal 2012.

Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)

(a)	(b)	(c)	(d)	(e)
Chris Koliopoulos	-	$-	-	$-
John P. Jordan	-	$-	-	$-
David Basila	-	$-	-	$-
Douglas J. Eccleston	75,000	$544,059	6,450	$63,339
John M. Stack	-	$-	9,000	$88,380
PENSION BENEFITS

Zygo does not have a tax-qualified defined benefit plan and/or supplemental executive retirement plan.

NONQUALIFIED DEFERRED COMPENSATION

          Under our Executive Deferred Compensation Plan, certain key executives are eligible to defer receipt of up to 100% of their non-equity incentive compensation. Benefits under the plan represent an unfunded, unsecured promise by us to pay those benefits when due and, if we were to become insolvent, participants would have no greater right to the assets than general creditors. Plan assets in the trust remain our property until made available to participants, and those assets can only be used to pay benefits under the plan, pay our general creditors, and pay the expenses of administering the plan and the trust.

          Participants’ deferrals are fully vested at all times, and participants are allowed to direct investment of their plan accounts in investment alternatives selected by the plan administrator. Each account is valued as of the last day of each calendar quarter, and incremental earnings or losses are then allocated to that account. If a participant retires, distributions from the plan must begin no later than the first day of the calendar quarter following the participant’s retirement. In the event of a participant’s death or termination of service with us, distributions from the plan must begin as soon as administratively feasible. Under certain circumstances, distributions may also be made to the participant while he or she is still in service with us.

          None of our named executive officers had nonqualified deferred compensation in fiscal year 2012.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

          As of June 30, 2012, the employment agreements with Dr. Koliopoulos and Messrs. Jordan, Stack and Eccleston described above each provide for severance in the event we terminate the individual’s employment with the Company (other than for justifiable cause (as defined in each of the employment agreements), disability or death). Under his employment agreement, Dr. Koliopoulos would be paid his respective base salary from the time of his involuntary termination to twenty-four months thereafter. Under their respective employment agreements, Messrs. Jordan and Stack would be paid their respective base salaries from the time of their involuntary termination to twelve months thereafter. Under his employment agreement, Mr. Eccleston would be paid his base salary from the time of his involuntary termination to six months thereafter. In addition, in the event Mr. Stack is terminated, other than for justifiable cause, or resigns within ninety days of a “Change of Control” (as defined in his agreement) of our Company, and/or Dr. Koliopoulos, Mr. Jordan, or Mr. Eccleston are terminated, other than for justifiable cause, or resign as a result of a Change of Control, their respective agreements generally provide for (i) the continued payment of the executive’s salary for twenty four months for Dr. Koliopoulos, a one-year period for Messrs. Jordan and Stack and six months for Mr. Eccleston, (ii) the continuation for a period of the lesser of eighteen months or until covered by another plan of all existing health insurance, dental coverage, life insurance, AD&D and long-term disability coverage then in effect for Dr. Koliopoulos, one year or until covered by another plan for Mr. Stack and six months or until covered by another plan for Mr. Eccleston and (iii) a pro-rated bonus to Dr. Koliopoulos and Mr. Eccleston (based on the target bonus amount for the fiscal year in which the Change of Control occurs) providing that, pursuant to Mr. Eccleston’s agreement, he is still employed ninety days after the Change of Control. Effective August 29, 2012, the change in control provisions for Messrs. Jordan, Stack and Eccleston were revised and supplanted by Executive Transition Agreements entered into between Zygo and various of its senior management, including these individuals, described later in this proxy.

          The following table presents the potential estimated payments to each named executive officer as if each individual’s employment had been terminated as of June 30, 2012, the last business day of fiscal 2012. If applicable, the amounts in the table were calculated using the closing market price of Zygo’s common stock on June 29, 2012, which was $17.86 per share.

Potential Payments upon Termination or Change of Control
Name		Severance Pay ($)	Equity with Accelerated Vesting ($)	Pro-rated Bonus ($)	Continued Perquisites and Benefits ($)	Total ($)

					(1)
Chris L. Koliopoulos	Change in Control (3)	$875,500	$3,207,119	$228,950	$28,386	$4,339,955
	Involuntary Termination	875,500	$3,207,119	228,950	28,386	$4,339,955
John P. Jordan	Change in Control (3)	$267,800	$343,469	$-	$18,951	$630,220
	Involuntary Termination	267,800	$34,671	-	-	$302,471
David Basila	Change in Control	$-	$248,485	-	$-	$248,485
	Involuntary Termination	-	$64,709	-	-	$64,709
Douglas J. Eccleston	Change in Control (3)	$124,795	$659,443	$79,918	$8,036	$872,192
	Involuntary Termination	124,795	$282,530	-	-	$407,325
John M. Stack	Change in Control (2)	$251,732	$1,087,566	$-	$17,941	$1,357,239
	Involuntary Termination	$251,732	$447,549	-	-	$699,281

(1)	Continued Perquisites and Benefits include health insurance, dental insurance, life insurance, accidental death and dismemberment coverage, and long-term disability coverage.

(2)	These payments are due in the event Mr. Stack is terminated as a result of a “Change of Control” or resigns within 90 days of a “Change of Control”.

(3)	These payments are due in the event Dr. Koliopoulos and Messrs. Jordan and/or Eccleston are terminated as a result of a “Change of Control”.

          Effective August 29, 2012, we entered into Executive Transition Agreements with our named executive officers, excluding Dr. Koliopoulos. If a “Severance Event” occurs, the executive will receive a single sum cash payment equal to the product of (i) 100% of the amount of the executive’s target bonus opportunity for the fiscal year in which the executive’s employment terminates, multiplied by (ii) a fraction, the numerator of which is the number of days elapsed from the beginning of the fiscal year in which his employment terminated until the date such termination, and the denominator of which is 365; a single sum cash payment in an amount equal to 1.0 times the sum of (i) the executive’s annual rate of salary plus (ii) 100% of the amount of the executive’s target bonus opportunity for the fiscal year in which the executive’s employment terminates; accelerated vesting of any stock options, restricted stock units, shares of restricted stock and other forms of equity-based incentive awards that are assumed by an acquiring or successor company in connection with the Change in Control and that are not otherwise fully vested at the time the executive’s employment terminates; and the executive and/or such spouse and/or dependents may elect to continue participating in the Company’s group health plan at the same benefit and contribution levels and on the same basis as if the executive’s employment had continued.

          Effective February 8, 2007, we entered into a non-competition agreement with Dr. Carl Zanoni, a former executive officer and Director of Zygo. The non-competition period began on February 28, 2009, the date Dr. Zanoni retired, and continues through February 28, 2013. In consideration of his agreement not to compete, Dr. Zanoni received an amount equal to his then base annual salary, paid in one lump sum on the commencement date; an amount equal to 85% of the base annual salary, payable in equal quarterly installments during the first year of the non-compete period; an amount equal to 65% of the base annual salary, payable in equal quarterly installments during the second year of the non-compete period; an amount equal to 45% of the base annual salary, payable in equal quarterly installments during the third year of the non-compete period; an amount equal to 25% of the base annual salary, payable in equal quarterly installments during the fourth year.

COMPENSATION OF DIRECTORS

          The following table contains information concerning the compensation to our Board of Directors for the year ended June 30, 2012.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensa- tion ($)	All Other Compensa- tion ($)	Total ($)

Stephen D. Fantone	$42,500	$84,650	-	-	-	$127,150
Samuel H. Fuller	$47,500	$84,650	-	-	-	$132,150
Seymour E. Liebman	$40,000	$84,650	-	-	-	$124,650
Robert B. Taylor	$58,000	$84,650	-	-	-	$142,650
Carol P. Wallace	$53,000	$84,650	-	-	-	$137,650
Gary K. Willis	$43,000	$84,650	-	-	-	$127,650

(1)

These columns represent the dollar amount computed in accordance with FASB ASC Topic 718 with respect to current fiscal restricted stock and stock option awards, as well as for restricted stock and stock option awards granted in prior fiscal years. The assumptions used in calculating these amounts are set forth in Note 13 to the Consolidated Financial Statements for the fiscal year ending June 30, 2012, included in our Annual Report on Form 10-K.

          Effective November 16, 2006, each new Director who is not also one of our employees (or an employee of any of our subsidiaries) (a “Non-Employee Director”) generally is granted an option to purchase 16,000 shares of Common Stock on his or her first day of service as a Non-Employee Director. Each Non-Employee Director also is granted 5,000 restricted shares of Common Stock (7,500 restricted shares of Common Stock for a Non-Employee Director who serves as Chairman of the Board) on the date of each Annual Meeting during his or her service as a Non-Employee Director. All options are exercisable at a per share exercise price equal to the fair market value of the Common Stock on the date of grant, vest over a four-year period at 25% per year, and have a ten-year term. All restricted stock vests after one year. In addition, Non-Employee Directors receive $35,000 for an annual Board retainer, and a Non-Employee Director who chairs the Board of Directors would receive a $70,000 annual retainer; one who chairs the Audit Committee receives a $20,000 annual retainer; one who chairs the Compensation Committee receives a $10,000 annual retainer; and one who chairs the Corporate Governance/Nominating Committee receives an $8,000 annual retainer. Each Non-Employee Director non-chairman member of the Audit Committee, Compensation Committee and Corporate Governance/Nominating Committee also receives an annual retainer of $10,000, $5,000 and $3,000, respectively. Each Non-Employee Director is also reimbursed for out-of-pocket expenses incurred to attend a Board or Committee meeting.

EQUITY COMPENSATION PLAN INFORMATION

          The following table provides information about shares of our Common Stock that may be issued upon the exercise of options, warrants, and rights under all of our existing equity compensation plans as of June 30, 2012, including the 2012 Equity Incentive Plan, the 2002 Equity Incentive Plan, the Amended and Restated Non-Qualified Stock Option Plan, and the Employee Stock Purchase Plan.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))

Plan Category	(a)		(b)	(c)

Equity Compensation Plans Approved by Stockholders	993,943		$11.09	1,838,623	(2)
Equity Compensation Plans Not Approved by Stockholders	250,000	(1)	$10.83	--	(2)

Total	1,243,943		$11.04	1,838,623

(1)

On January 18, 2010, the Board of Directors granted stock options to purchase 250,000 shares of our Common Stock to Dr. Chris L. Koliopoulos in connection with commencement of his employment with Zygo. We did not receive stockholder approval for this grant. The stock options have an exercise price of $10.83 per share (the closing price of our Common Stock on the date of issuance), expire on January 18, 2020, and vest in equal annual increments, on each of the first four anniversaries of the date of issuance.

(2)

As a result of stock option or restricted stock unit awards granted subsequent to June 30, 2012, as of September 15, 2012, there remain 1,570,691 shares of Common Stock available for issuance under the Company’s Equity Compensation Plans.

REPORT OF THE AUDIT COMMITTEE

          The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or Exchange Act, except to the extent that Zygo specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

          The primary role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management is responsible for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

          In the performance of its oversight function, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Audit Standard 380, “Communication with Audit Committees”, as may be modified or supplemented, relating to communication with audit committees. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”, as may be modified or supplemented, relating to independence discussions with audit committees, has discussed with the independent registered public accounting firm its independence from the Company and its management, and has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

          The Audit Committee discussed with Zygo’s independent registered public accounting firm the overall scope and plans for its audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of the firm’s examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and other matters.

          Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012 for filing with the Securities and Exchange Commission.

          In addition, the Board of Directors has determined that all of the members of the Audit Committee are “independent,” as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules, and meet the criteria for independence set forth in Rule 10A-3 under the Exchange Act.

AUDIT COMMITTEE

ROBERT B. TAYLOR, Chairman
STEPHEN D. FANTONE
CAROL P. WALLACE

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

          The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2013. Deloitte & Touche LLP (including the member firm of Deloitte Touche Tohmatsu and its respective affiliates) has been the Company’s independent registered public accounting firm for the past seven fiscal years.

          The aggregate fees billed for professional services by Deloitte & Touche in fiscal 2012 and 2011 were as follows:

	2012	2011

Audit Fees (1)	$628,365	$630,661
Audit-Related Fees and other (2)	-	14,839
Tax Fees (3)	2,544	2,147
All Other Fees (4)	-	-

Total Fees	$630,909	$647,647

(1)

This category consists of aggregate fees billed for the annual audit of our financial statements, audit of internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act and the reviews of the condensed financial statements included in Quarterly Reports on Forms 10-Q and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)

This category consists of aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our annual financial statements and are not reported under “Audit Fees.” In fiscal 2011, this included services related to accounting for an asset purchase and responses to SEC comment letters.

(3)

This category consists of aggregate fees billed for professional services for federal, state, and international tax compliance, tax advice and tax planning. The tax fees do not include an amount for tax compliance services for the Company’s 401(k) plan provided by Deloitte Tax to the Company pursuant to a contract between us and a third party service provider, as those fees are included in the overall administration fees of the plan.

(4)	This category consists of aggregate fees billed for products and services other than the services reported under “Audit Fees”, “Audit-Related Fees” and “Tax Fees.”

Audit Committee’s Pre-Approval Policies and Procedures

          Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval. The Audit Committee may also pre-approve particular services on a case-by-case basis. In addition, the Audit Committee may delegate to a member or members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided that any such pre-approval decision is presented to the full Audit Committee at its next scheduled meeting.

          100% of the audit, audit-related, and tax services for our 2012 fiscal year rendered by Deloitte & Touche were pre-approved by our Audit Committee.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

          This advisory “say-on-pay” resolution is submitted for shareholder consideration in accordance with the Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the related rules enacted by the Securities and Exchange Commission.

          As discussed in the Compensation Discussion and Analysis section presented earlier in this Proxy Statement, we believe that our executive compensation program is designed to support the Company’s long-term success by achieving the following objectives:

•	Attract and retain highly qualified individuals to serve in critical positions with us as a highly regarded employer that offers competitive compensation and career opportunities;

•	Align employee compensation with our objectives, financial performance and shareholder value;

•	Provide executives with incentives to continuously improve operating results and increase shareholder value;

•	Share our financial success with employees; and

•	Ensure continuity in the event of a change-in-control transaction.

          We urge stockholders to read the Compensation Discussion and Analysis, as well as the Summary Compensation Table and the related compensation tables and narrative that follow it. This information provides detailed information regarding our executive compensation program, policy and processes, as well as the compensation of our named executive officers. The program balances medium term and long-term compensation elements to achieve the defined objectives and link executive compensation with shareholder value.

          RESOLVED, that the stockholders of Zygo Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers described in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2012 Annual Meeting of Stockholders.

          This vote is advisory and, therefore, will not be binding upon the Company, the Compensation Committee or the Board of Directors. Although this resolution is non-binding, the Compensation Committee and the Board of Directors value the opinions that stockholders express in their vote and will review and consider the outcome of the vote when making future executive compensation decisions.

Vote Required and Recommendation of the Board of Directors

          The advisory vote on executive compensation will be considered approved if a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting vote FOR the resolution. The Board of Directors strongly endorses the Company’s actions in this regard and unanimously recommends that stockholders vote FOR the advisory resolution approving the Company’s executive compensation.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

          The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2013. The ratification of the appointment of the independent registered public accounting firm by the stockholders is not required by law or by the Company’s By-laws. If a majority of the votes cast on this matter are not cast in favor of the reappointment of Deloitte & Touche LLP, the Audit Committee will reconsider its appointment. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders. Abstentions and broker non-votes will result in fewer votes, but will not otherwise affect the proposal.

          A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting to make a statement if he or she so desires and will be available to respond to any appropriate questions.

Recommendation of the Board of Directors

          The Board of Directors recommends a vote FOR ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2013.

HOUSEHOLDING OF PROXY MATERIALS

          The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.

          This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares in your own name. You can notify us by sending a written request to Secretary, Zygo Corporation, Laurel Brook Road, Middlefield, Connecticut 06455.

STOCKHOLDER PROPOSALS

          All stockholder proposals which are intended to be presented at the 2013 Annual Meeting of Stockholders must be received by us no later than June 5, 2013 for inclusion in the proxy statement and form of proxy we issue related to that meeting. Additionally, we must have notice of any stockholder proposal to be submitted at the 2013 Annual Meeting of Stockholders (but not required to be included in the Proxy Statement) by August 20, 2013, or such proposal will be considered untimely pursuant to Rule 14a-4 and Rule 14a-5(e) under the Securities Exchange Act of 1934. The persons named in the proxies solicited by management may exercise discretionary voting authority with respect to any such stockholder proposal for which notice of the matter was not received by us by August 20, 2013.

OTHER MATTERS COMING BEFORE THE MEETING

          As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented to the meeting other than the matters set forth in the attached Notice of Annual Meeting. If any other matter properly comes before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

By Order of the Board of Directors

JOHN A. TOMICH
Vice President, General Counsel and
Secretary
October 3, 2012

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on November 14, 2012

ZYGO CORPORATION	Meeting Information

Meeting Type: Annual Meeting
For holders as of: September 20, 2012

Date: November 14, 2012 Time: 9:00 AM EST

ZYGO CORPORATION 21 LAUREL BROOK ROAD P.O. BOX 448 MIDDLEFIELD, CT 06455	Location:	Zygo Corporation 21 Laurel Brook Road Middlefield, CT 06455

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

0000150277_1  R1.0.0.11699

Before You Vote

How to Access the Proxy Materials

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1. Notice & Proxy Statement 2. Annual Report
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2)	BY TELEPHONE:	1-800-579-1639
3)	BY E-MAIL*:	sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow			XXXX XXXX XXXX	(located on the
following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before October 31, 2012 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow	XXXX XXXX XXXX	available and
follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

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Voting items

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees
01	Stephen D. Fantone	02	Samuel H. Fuller	03	Chris L. Koliopoulos	04	Seymour E. Liebman	05	Robert B. Taylor
06	Carol P. Wallace	07	Gary K. Willis

The Board of Directors recommends you vote FOR proposals 2 and 3.
2	To approve a non-binding advisory resolution approving Zygo’s executive compensation as disclosed in the accompanying proxy statement.

3	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered accounting firm for fiscal 2013.

NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

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ZYGO CORPORATION
21 LAUREL BROOK ROAD
P.O. BOX 448
MIDDLEFIELD, CT 06455

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1. Election of Directors
Nominees

01 Stephen D. Fantone	02 Samuel H. Fuller		03 Chris L. Koliopoulos			04 Seymour E. Liebman	05 Robert B. Taylor
06 Carol P. Wallace	07 Gary K. Willis

The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain

2 To approve a non-binding advisory resolution approving Zygo’s executive compensation as disclosed in the accompanying proxy statement.							☐	☐	☐

3 Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered accounting firm for fiscal 2013.							☐	☐	☐

NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

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Annual Meeting Admission Ticket

2012 Annual Meeting of Shareholders
Zygo Corporation
November 14, 2012
at
21 Laurel Brook Rd
Middlefield, CT 06455
Beginning at 9:00 a.m. EST

Please present this admission ticket to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

ZYGO CORPORATION
Annual Meeting of Stockholders
November 14, 2012 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Dr. Chris L. Koliopoulos and Mr. John A. Tomich as Proxies, and each of them acting singly, with power of substitution to each, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Zygo Corporation held of record by the undersigned on September 20, 2012 at the Annual Meeting of Stockholders to be held on November 14, 2012 at 9:00 a.m. EST or any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, the Proxy will be voted “For” the election of each of the named nominees for Director, and “For” Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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